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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
           12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
                 OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                           Commission File No. 1-15101

                            TD WATERHOUSE GROUP, INC.
             (Exact name of registrant as specified in its charter)

                                 100 WALL STREET
                            NEW YORK, NEW YORK 10005
                                 (212) 806-3500
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
              (Titles of all other classes of securities for which
               a duty to file reports under Section 13(a) or 15(d)
                                    remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i) [x]                       Rule 12h-3(b)(1)(ii)[ ]
         Rule 12g-4(a)(1)(ii)[ ]                       Rule 12h-3(b)(2)(i) [ ]
         Rule 12g-4(a)(2)(i) [ ]                       Rule 12h-3(b)(2)(ii)[ ]
         Rule 12g-4(a)(2)(ii)[ ]                       Rule 15d-6          [ ]
         Rule 12h-3(b)(1)(i) [x]

         Approximate number of holders of record as of the certification or notice date: 2



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         Pursuant to the requirements of the Securities Exchange Act of 1934, TD
Waterhouse Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  November 27, 2001                  By: /s/ Richard H. Neiman
                                             -----------------------------------
                                             Name:    Richard H. Neiman, Esq.
                                             Title:   Executive Vice President,
                                                      General Counsel and
                                                      Secretary